Exhibit 3.7

FORM 51-102F3
MATERIAL CHANGE REPORT
Item	1	Name and Address of Company
		First Quantum Minerals Ltd.
		8th Floor – 543 Granville Street
		Vancouver, British Columbia
		Canada, V6C 1X8
		Telephone Number: 604 - 688 – 6577
Item	2	Date of Material Change
		March 18, 2005
Item	3	News Release
		The news release was disseminated on March 18, 2005 through Canadian Corporate News and the
		London Stock Exchange.
Item	4	Summary of Material Change
		See attached News Release dated March 18, 2005.
Item	5	Full Description of Material Change
		See attached News Release dated March 18, 2005.
Item	6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
		Not applicable.
Item	7	Omitted Information
		Not applicable.
Item	8	Executive Officer
		Martin R. Rowley, Chief Financial Officer
		Telephone: 604 – 688 – 6577
Item	9	Date of Report
		March 18, 2005.

FIRST QUANTUM MINERALS ESTABLISHES DIVIDEND POLICY -DECLARES INAUGURAL DIVIDEND OF CDN $0.06 PER SHARE-

First Quantum Minerals Ltd. (TSX Symbol “FM”, LSE Symbol “FQM”) announces that it will pay aninaugural dividend of Canadian $0.06 per share in respect of the year ended December 31. 2004. The dividendwill be paid on April 25, 2005 to shareholders of record on April 11, 2005.

In addition the Companyhas established a dividend policy which implements a progressive dividend with futurepayments established in line with annual results and cash flow. Under this policy, the Company expects to paytwo dividends a year, an interim dividend declared after the release of the second quarter results and a finaldividend will be declared upon announcement of the full year results. The interim dividend will be set at one-thirdof the total dividends paid in the previous financial year. The final dividend amount will be determined subject tothe financial performance of the Company.

Philip Pascall, Chairman and CEO commented, “The adoption of the dividend policy has been made possibleby a strong cash flow and net profit in 2004, as well as the positive outlook for the Company, in particular theKansanshi copper-gold mine in Zambia. Our dividend policy will be guided by a balanced allocation of free cashflow for the financing of our development projects and distribution to shareholders.”

On Behalf of the Board of Directors of First Quantum Minerals Ltd.	12g3-2b-82-4461
Listed in Standard and Poor’s
“Philip Pascall”	Sedar Profile #00006237
Philip Pascall Chairman & CEO

For further information visit our web site at www.first-quantum.com or contact Geoff Chater or Bill Iversen
8th Floor. 543 Granville Street Vancouver, British Columbia, Canada V6C 1X8
Tel: (604) 688-6577 Fax: (604) 688-3818 Toll Free: 1 (888) 688-6577 E-Mail: info@first-quantum.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Certain of the information contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, includingbut not limited to those with respect to the prices of gold, copper and sulphuric acid, estimated future production, estimated costs of future production, the Company’s hedging policy and permitting time lines, involveknown and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievementsexpressed or implied by such forward-looking statements. Such factors include, among others, the actual prices of copper, gold and sulphuric acid, the factual results of current exploration, development and miningactivities, changes in project parameters as plans continue to be evaluated, as well as those factors disclosed in the Company's documents filed from time to time with the British Columbia Securities Commission andthe United States Securities and Exchange Commission.